Exhibit 99.1

For Immediate Release

Contact:	VAN A. DUKEMAN, President/CEO
Main Street Trust, Inc.
P. O. Box 4028
Champaign, IL 61824-4028
Phone: 217.351.6568
FAX: 217.351.6651

MAIN STREET TRUST, INC. ANNOUNCES

1st QUARTER CASH DIVIDEND

Champaign, Ill. March 30, 2006/PRNewswire/ — Van A. Dukeman, President and CEO of Main Street Trust, Inc. (OTC Bulletin Board: MSTI), announced that the Company’s Board of Directors approved a cash dividend of $0.23 per share to be paid on or about April 21, 2006 to all shareholders of record as of April 7, 2006.

Main Street Trust, Inc. is a diversified financial services company with $1.63 billion in assets as of December 31, 2005, providing financial services at 23 locations in Downstate Illinois. Main Street Bank & Trust offers online banking (www.mainstreettrust.com) and surcharge free ATM access at over 80 locations throughout Illinois. In addition, Main Street Wealth Management has $1.96 billion of financial assets under management for individuals and institutions. Main Street Trust, Inc. also owns a retail payment processing subsidiary – FirsTech, Inc., which processes over 25 million items per year.

Forward-Looking Information

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Main Street’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Main Street does not undertake any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of Main Street to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning its general business; (iv) changes in interest rates and prepayment rates of its assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving Main Street; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Main Street, its businesses and factors that could materially affect its financial results, is included in its filings with the Securities and Exchange Commission.

100 W. University Avenue, P. O. Box 4028, Champaign, IL 61824-4028